**Exhibit 10.27**

Australia

PACIFIC BRANDS

**1096 Toorak Road**
**Hartwell, Victoria 3124**

Dear David:

We have the pleasure to confirm with you the terms and the conditions of your employment with the Company:

| **EMPLOYEE DATA SHEET** | | | |
|---|---|---|---|
| **Employer:** Pacific Brands Ltd or its successor (the "Company") | | | |
| **Employee:** David Bortolussi of 24 Kent Road, Surrey Hills, Victoria 3127 (the "Employee") | | | |
| **Employment Commencement Date:** 9 June 2009 | | | |
| **Probation Period:** Not Applicable | | | |
| **Position:** President and Managing Director, Hanes Australasia (the "Position") | Permanent ☒ | Temporary ☐ | If temporary, expiration date: *[Insert date]* |
| **Normal Place of Work (for information purposes):** 1096 Toorak Road, Hartwell, Victoria 3124 (see also Special Terms, Clause 8 - Mobility) | | | |
| **Notice period:** Six months' prior written notice of termination to be given by either party (see also Special Terms, Clause 14 – Termination with Notice). In 2017 and 2018 only, pay during any notice period associated with voluntary or involuntary termination, or any pay in lieu of such notice, will include the monthly Cash Transition Payment. | | | |
| **Holidays/Leave Entitlement:** You are entitled to all public holidays that are proclaimed in the location of your employment and all other leave (paid and unpaid) in accordance with applicable minimum legislative standards, including at least 4 weeks' paid vacation. | | | |
| **Base Gross Annual Salary:** Effective 1 January 2017, your base gross annual salary is AUD $800,000. | | | |
| **Variable and Discretionary Remuneration:**<br>• Annual Incentive Plan: effective 1 January 2017, any annual incentive will be paid at the discretion of the Company and will be governed by the terms of the Hanesbrands Inc. Annual Incentive Plan (as amended at Hanesbrands Inc.'s discretion and restated by it from time-to-time). Your Target Award Opportunity (as defined by the Plan) and maximum award opportunity are currently 65% and 130% respectively of Base Gross Annual Salary.<br>• Omnibus Incentive Plan: any equity grants will be awarded at the discretion of the Company and will be governed by the terms of the Hanesbrands Inc. Omnibus Incentive Plan (as amended at Hanesbrands Inc.'s discretion and restated by it from time-to-time) and related equity grant notices. In December 2016, you will be granted a one-time Transition Equity Award in the form of Restricted Stock Units (RSUs) in the amount of AUD$1,000,000 to vest 33%, 33% and 34% on the first, second and third anniversaries of the grant date. | | | |
| **Special Conditions:**<br>• Cash Transition Payment - Upon execution of this Agreement, and in consideration of entry into this Agreement, you will receive a cash transition payment of AUD $330,000 in each of 2017 and 2018, provided you remain actively employed by the Company and have not given notice of voluntary termination at the time payment is due to you. Payment for each year will be distributed in equal installments on a monthly basis. In the event of voluntary termination, the monthly instalment of the Cash Transition Payment will only be paid during the notice period.<br>• Superannuation Contribution – AUD $25,000 annually (see also Special Terms, Clause 6)<br>• Total Direct Compensation (TDC) at Target – provided you remain actively employed by the Company and are not under voluntary or involuntary notice of termination of employment, the value of your TDC at Target in 2017, 2018 and 2019 shall be no less than AUD $2,070,000.<br>• Severance Payment – In the event of involuntary termination with notice for reasons other than specified in Special Terms, Clause 15 - Summary Termination, and subject to Clause 14 - Termination of Notice, the Company will pay you AUD $600,000 (AUD$765,000 if the termination occurs in 2017 or 2018) (payable in equal instalments over a six-month period in the same manner and at the same time as your base salary payments would have been paid had your employment not been terminated), provided you (a) execute a deed containing full releases of all claims against the Company and its related bodies corporate (the terms of which will be determined by the Company at its discretion, but acting reasonably) and (b) abide by any post-termination conditions or restrictions set forth in this Agreement. This severance payment will be paid in addition to any accrued and untaken annual and long service leave entitlements and any amount of pay in lieu of notice. If the Company terminates your employment by reason of redundancy, this severance payment will be paid in satisfaction of any entitlement to severance/redundancy pay under applicable legislation and/or any Company or Hanesbrands Group policy, arrangement, or practice. | | | |
| **Non-Competition/Non-Solicitation:** See Special Terms, Clause 11 | | | |
| **Normal Working Hours:** 38 hours per week, on a full-time basis. | | | |
| **Company Car or Car Allowance:** Annual car allowance = AUD $45,000 (to be included in income amounts for purposes of calculating the Company's superannuation contribution to Employee) | ☒ | N/A | ☐ |

*.14*

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Australia GENERAL TERMS AND CONDITIONS OF EMPLOYMENT Clause 1. Recitals In this Contract, words in the masculine gender shall include the feminine gender. Clause 2. Employment Relationship The relationship between the Company and the Employee is governed by this Contract (including the Employee Data Sheet, the General Terms and Conditions of Employment and the Special Terms and Conditions of Employment). Copies of the Company's and the Hanesbrands Group's policies (together "the Hanesbrands Group Policies) applicable to the Employee are, or will be made, available to the Employee on the Company's intranet site. The terms of the Hanesbrands Group Policies to the extent they require the Employee to do anything constitute lawful and reasonable directions from the Company, with which the Employee is required to comply. The terms of the Hanesbrands Group Policies will not form part of this Contract and the Company and/or Hanesbrands Inc. may vary the terms of any of these policies at their discretion from time to time. There are no collective agreements or awards in force in respect of this employment. Clause 3. Duties The Company may require the Employee to perform any duties and work commensurate with his role, education, professional expertise and skills and such other duties as may be reasonably assigned to him from time to time. Unless otherwise replaced or varied by written agreement between the Company and the Employee, the terms of this Contract will apply to the Employee's employment with respect to all future positions and duties performed by the Employee. The Employee commits to use all necessary care and diligence to accomplish his duties and shall obey the reasonable directions of the Company. Clause 4. Professional Expenses The Company shall reimburse the Employee, against documented proof/receipts, for reasonable professional expenses that he incurs in connection with his work in accordance with the applicable expense policies. Clause 5. Confidentiality Obligations The Employee agrees that he is prohibited from disclosing to third parties and, except as is necessary to carry out his duties, other employees of the Hanesbrands Group (regardless of whether they have individual access to the same information in their own positions) all non-publicly available information, knowledge and techniques relating to the activities of the Company (and the Hanesbrands Group and/or its customers) that he may have access to as a result of exercising his duties. Under this clause, information considered to be confidential includes (but is not limited to) non-publicly available information about the Company’s inventions, products, processes, methods, techniques, formulae, compositions, projects, developments, plans, research data, financial data, personal data, computer programs, customer and supplier lists and contracts, including non- publicly available information relating to customers or potential customers of the Company and information related to the Hanesbrands Group. The same provisions also apply to computers and information that may be stored or processed by them. The Employee also agrees not to disclose the terms of this Contract and, in particular, its remuneration terms other than to his spouse, domestic partner, legal counsel, or tax or financial advisor, or if legally required. The Employee acknowledges that any breach of the confidentiality obligation referred to herein constitutes gross misconduct. In addition, any breach of this confidentiality clause may result in the Company bringing proceedings against the Employee to obtain compensation for any loss suffered and to obtain an order that disclosure of the confidential information must cease. These provisions shall remain in effect after termination of this Contract. .14 2 of 10 pages

Australia Clause 6. Obligation of Restitution The Employee agrees to preserve, in accordance with the Hanesbrands Group’s document retention policy, any technical, commercial, or financial document, note, file, study, software and, more generally, any file the Employee may hold that belongs to the Hanesbrands Group companies. On termination of employment, or at any time upon the Company’s specific request, the Employee must immediately return all Company documents and equipment in his possession. The Company may, as required, demand a written confirmation that the Employee has met this obligation. Clause 7. Personal Situation The Employee agrees to inform the Company of any change in his personal information to the extent relevant for the employment relationship, as reported at the time of his employment, including but not limited to any change of address or any other matter relevant to the Employee's ability to lawfully perform the duties of the Position. If the Employee requires immigration permission to work in the assigned country, he warrants and undertakes that he is entitled to work in the assigned country and that he will: (a) On request, provide the Company with such documentary evidence on or around 1 January of each year and as it requires from time to time, to prove that the Employee has immigration permission to work for the Company in the role set out in this Agreement and in order for it to check his immigration status. (b) Notify the Company immediately of any change to his immigration status. (c) Keep the Company notified of any changes to his home address and phone number (including mobile phone number, if you have one). For these purposes, the Employee should be aware that the Company needs to maintain a history of his contact details, not just his current details. (d) Notify the Company of any change in circumstances which may affect his right to work for the Company or to live in the assigned country. Clause 8. Effective Date & Entire Agreement This Contract is effective as of the date of the parties’ signatures and supersedes and replaces any previous letters of appointment, agreements, or arrangements, whether written, oral, or implied, relating to the Employee’s employment with the Company or any related entity or any predecessor employer. .14 3 of 10 pages

Australia SPECIAL TERMS & CONDITIONS OF EMPLOYMENT – AUSTRALIA Clause 1. Commencement & Probation Period The Company will recognise the Employee's past service with the Company from the date stated in the Employee Data Sheet for the purposes of calculating any service related entitlements. Where applicable, during the probation period identified in the Summary Terms and Conditions (if any), either Party may terminate this Contract at any time by giving one week's prior written notice. Clause 2. Working Time The Employee will devote his full time and attention to his duties. The Employee’s normal working hours are as stated in the Employee Data Sheet. The requirements of the Position call for some flexibility and the Employee may therefore be required to work reasonable additional hours from time to time, without additional pay or time off in lieu. The Employee acknowledges that his base salary and remuneration have been calculated to compensate him for any reasonable additional hours that he is required to work to fulfil the duties of the Position. Clause 3. Salary The Employee's salary, as stated in the Employee Data Sheet, shall accrue daily and be payable monthly in arrears by direct credit to his bank account on or before the 24th of each calendar month. If at any time the Company makes overpayments to the Employee or if there are any amounts outstanding from him to the Company, the Employee will enter into any agreement or provide any necessary consent to repay any amounts owing to the Company. Clause 4. Annual Leave The Employee is entitled to the annual leave stated in the Employee Data Sheet. All leave taken must be approved in advance by the relevant manager via a completed leave application form with copy to the Human Resources representative. The Employee's annual leave entitlement will be deemed to accrue from day to day. In the event that the Employee is sick, injured or caring for a member of their immediate family or household during a period of annual leave, the Employee will only be entitled to treat that day as personal/carer's leave if the Employee provides a certificate from a medical practitioner for each such day of personal/carer's leave, if required by the Company's policies and practices, as amended from time to time. Clause 5. Personal/Carer's Leave If the Employee cannot attend work due to his own injury or illness or if he is required to care for a member of his immediate family or household with an injury or illness, he should telephone the Company or arrange for someone to telephone or otherwise deliver a message on his behalf on the first day of absence and indicate when he expects to return to work. If his return to work is delayed, the Employee should contact the Company again. The Employee’s entitlement to personal/carer's leave is provided in the Employee Data Sheet. Personal/Carer's leave accrues progressively throughout the year, in accordance with the Fair Work Act 2009 (Cth). Clause 6. Superannuation The Company will make superannuation contributions into the Employee's nominated complying superannuation fund of the amount stated in the Employee Data Sheet or as otherwise to the extent required by the superannuation guarantee legislation to avoid imposition of a superannuation guarantee charge. The Employee reserves the right to increase his superannuation contribution to the maximum level allowed by the superannuation guarantee legislation with a commensurate offset to base salary. .14 4 of 10 pages

Australia Clause 7. Company Car or Car Allowance The Company will pay the Employee the car allowance set out in the Employee Data Sheet in the same manner and at the same time as his Base Salary payments. Clause 8. Mobility The Employee will normally be based at the Company’s principal office as stated in the Employee Data Sheet, but he may be required to work on a temporary or permanent basis at another location specified by the Company if required for operational reasons. The Employee also will be required to travel on the Company’s and/or Group’s client business in Australia and abroad and the Employee agrees that this travel will form part of his normal duties. If by mutual agreement the Employee is assigned to work abroad for a continuous period of more than 1 month, the Company will provide him with details of any changes to his terms and conditions of employment that will apply during such period. Clause 9. Exclusivity Throughout the duration of the Contract, the Employee shall be bound to an obligation of loyalty and good faith with regard to the Company. The Employee undertakes to devote all of his working time and efforts exclusively to the Company and cannot, therefore, exercise any other professional activity throughout the duration of this Contract, unless specific and prior written consent is given by a lawfully appointed representative of the Company. Clause 10. Intellectual Property and Inventions "Intellectual Property Rights" means copyrights, patents, utility models, trademarks, service marks, design rights (whether registered or unregistered), database rights, semiconductor topography rights, proprietary information rights and all other similar proprietary rights and applications for such rights as may exist anywhere in the world and any applications, extensions and renewals in relation to any of these rights; and "Inventions" means all inventions, improvements, modifications, processes, formulae, models, prototypes and sketches, drawings, plans or specifications for them or other matters which the Employee alone or with one or more others may make, devise or discover during the employment and which pertain or are actually or potentially useful to the commercial or industrial activities from time to time of the Company or any Group Company or the processes or machinery of the Company or any Group Company for providing the services or making the products of the Company or Group Company or which pertain to, result from or are suggested by any work which the Employee or any employee has done or may do during the employment. The Employee will promptly disclose and deliver to the Company for the exclusive use and benefit of the Company or any other Group Company full details of any Inventions upon the making, devising or discovering of the same during the employment, irrespective of whether they were so made, devised or discovered during normal working hours or using the facilities of the Company or other Group Company. The Employee will, irrespective of the termination of the employment, give all information and data in his possession as to the exact mode of working, producing and using the same and will also at the expense of the Company give all such explanations, demonstrations and instructions to the Company as it may deem appropriate to enable the full and effectual working, production or use of the same. The Employee will, without additional payment to him, whether or not during the continuance of the employment, at the expense of the Company, promptly execute and do all acts, matters, documents and things necessary to enable the Company, any other Group Company or any nominee to apply for and obtain any or all applicable Intellectual Property Rights in any or all countries relating to any Inventions or other materials produced by the Employee during the employment. The Employee: • will do anything necessary to confirm vesting of title to any or all applicable Intellectual Property Rights (except only to the extent that such Intellectual Property Rights fail to vest in the Company or any Group Company) in any or all countries relating to any Inventions or other materials produced by the Employee during the employment in the Company, any .14 5 of 10 pages

Australia other Group Company or any nominee absolutely; • with full title guarantee hereby assigns (insofar as title to them does not automatically vest in the Company as a consequence of the employment) to the Company by way of future assignment all copyrights arising in any original material (including without limitation source code and object code for software) produced by the Employee during the employment, whether during the normal hours of work of the Company or otherwise or at the premises or using the facilities of the Company or otherwise, being the exclusive right to do and to authorise others to do any and all acts restricted by relevant legislation, as in force or amended from time to time, t in relation to such material in the Australia together with copyright in all other countries of the world (and/or any similar rights in countries where such rights exist) for the whole term of such copyright including any extensions or renewals thereof and including the right to sue for damages and other remedies in respect of any infringements of the copyrights in such material or conversion of infringing copies of the material prior to the date of this Agreement to hold unto the Company absolutely; and • waives all moral rights arising from any such original material so far as the Employee may lawfully do so in favour of the Company and for the avoidance of doubt this waiver shall extend to the licensees and successors in title to the copyright in the said material. Without prejudice to the generality of the above, the Employee hereby irrevocably and by way of security appoints the Company as his attorney in his stead to do all such things and execute all such documents as may be necessary for or incidental to grant to the Company the full benefit of this Clause. The Employee will do nothing (whether by omission or commission) during the Employment or at any times thereafter to affect or imperil the validity of any Intellectual Property Rights obtained, applied for or to be applied for by the Company or its nominee. In particular without limitation the Employee shall not disclose the subject matter of any Inventions which may be patentable before the Company has had the opportunity to apply for any patent or patents. The Employee will at the direction and expense of the Company promptly render all assistance within his power to obtain and maintain such Intellectual Property Rights or any application for any extension of them. Nothing in this Agreement obliges the Company or any other Group Company to seek patent or other protection for any Invention or to exploit any Invention. Clause 11. Restrictions The Employee must not in a Relevant Capacity except with the prior written consent of the Company (save as the beneficial owner of shares or other securities of a body corporate whose shares are quoted on a recognised stock exchange and which total no more than 3% of any single class of shares or securities in such body corporate) do the following within the Restricted Area: • for a period of 6 months after the date of the termination of the Employee’s employment with the Company (“Termination Date”) with the Company, undertake, carry on or be employed, engaged or interested in any capacity in either any business which as at the Termination Date is competitive with a Relevant Business within the Restricted Area or any business, which as at the Termination Date is reasonably considered to be planning to compete or has taken any active steps to compete with a Relevant Business within the Restricted Area; • for a period of 12 months after the Termination Date, entice, induce or encourage a Customer to transfer or remove custom from the Company or any other Group Company; • for a period of 12 months after the Termination Date, solicit or accept business from or deal with a Customer in connection with the supply of services in competition with the Relevant Business; • for a period of 12 months after the Termination Date, for a business competing with any Relevant Business solicit, interfere with or endeavour to entice away from employment or engagement with the Company or any other Group Company (or procure or assist the solicitation, interference with or enticement of) any Key Employee, or do any act whereby such Employee is encouraged to terminate their employment or engagement, with the Company or any other Group Company, whether or not such person would by reason of terminating their service with the Company or any other Group Company commit a breach of his contract or employment or engagement; • for a period of 12 months after the Termination Date, for a business competing with any Relevant Business engage or .14 6 of 10 pages

Australia employ or offer employment to (or procure or assist in the engagement or employment of or in offering employment) to any Key Employee whether or not such person would by reason of terminating their service with the Company or any other Group Company commit a breach of his contract of employment or engagement. For the purpose of this clause • "Customer" means any person: o who at any time during the Relevant Period was a customer of the Company or any other Group Company (whether or not goods or services were actually provided during such period) or to whom at the expiry of the Relevant Period the Company or any other Group Company was actively and directly seeking to supply goods or services, in either case for the purposes of a Relevant Business; and o with whom the Employee had dealings at any time during the Relevant Period or in respect of whom the Employee came into possession of confidential information in the performance of his duties for the Company or any other Group Company. • "Key Employee" means any employee, director, consultant or independent contractor of the Company or any other Group Company at the Termination Date or who was such an employee, director, consultant or independent contractor at any time in the Relevant Period and in each case who worked or provided services in a senior executive, managerial, sales, marketing, technical, support or engineering capacity or has confidential information relating to the business of the Company or any other Group Company or contact with any Customer and with whom the Employee had contact in the performance of his duties; • "Group Company" means the Company and any of its Related Bodies Corporate (as defined by the Corporations Act 2001 (Cth)) and any company designated by the Company as an associated company from time to time or any combination or single one of these as the context requires; • "Relevant Business" means any business, product or services of the Company or any other Group Company in which, pursuant to the Employee's duties, he was materially involved at any time during the Relevant Period; • "Relevant Capacity" means either alone or jointly with another or others, whether as principal, agent, consultant, director, partner, shareholder, independent contractor, employee or in any other capacity, whether directly or indirectly, through any other person, firm or company, and whether for the Employee's own benefit or that of others; • "Relevant Period" means the period of 12 months prior to the Termination Date and ending on the Termination Date (or the period of the Employee's employment if shorter than 12 months); and • "Restricted Area" means Australia. The Employee hereby agrees and acknowledges that this Clause 11 is entered into by the Company for itself and in trust for each Group Company with the intention that each Group Company will be entitled to enforce its terms directly against the Employee. Further, the Employee agrees and undertakes that he will, at the request and expense of the Company, enter into a direct agreement or undertaking with any Group Company by which he will accept the restrictions contained in this Clause (or such of them as are, in the opinion of the Company, appropriate). The Employee acknowledges that the restraints contained in this Clause 11 are reasonable and go no further than is necessary to protect the legitimate business interests of the Company and each Group Company. The Employee hereby agrees and undertakes to provide to all future prospective employers with a copy of this Clause 11. Each of the restrictions contained in Clause 11 constitutes an entirely separate and independent restriction and is considered by the parties to be reasonable and necessary for the protection of its legitimate business interests. If Clause 11, or part of it, is found to be void, invalid, illegal or unenforceable by any court of competent jurisdiction but would be valid if some words were deleted from it, or the period of it reduced, or area covered or range of activities reduced, such restriction shall apply with such modification as may be necessary to make it valid and effective. .14 7 of 10 pages

Australia In the event of any Clause or part of a Clause contained in this Agreement being declared invalid or unenforceable by any court of competent jurisdiction, all other Clauses or parts of Clauses contained in this Agreement shall remain in full force and effect and shall not be affected thereby. Clause 12. Personal Data The Employee consents to the Company holding and processing both personal data and sensitive personal data for all purposes relating to his employment. In particular the Employee agrees that the Company can hold and process personal and sensitive personal data to pay and review his remuneration and other benefits; provide and administer any such benefits; determine his fitness to work for the Company or his entitlement to personal/carer's leave pay, parental leave pay or other leave of absence; provide information to the taxation authorities, the police, other regulatory bodies as required by law, the Company's legal advisers and potential purchasers of the Company or any business area in which he works; administer and maintain personnel records (including sickness and other absence records); carry out performance reviews, disciplinary or grievance procedures, and give references to future employers; as well as transfer personal and sensitive personal data concerning him to a country outside of Australia. Clause 13. Use of Company Email and Internet The private use of Company telephones and computer resources, including the internet and e-mail, is allowed within reasonable limits that do not impact the work and the proper operation of the Company. The Employee is otherwise prohibited, in principle and except in the case of emergency, from using Company equipment for additional personal use. This prohibition covers the following resources and equipment: land line and mobile phone, email, consulting web sites, access outside the network, etc. All communications, whether by telephone, email, fax or any other means, which are transmitted, undertaken or received using Company property or on Company premises, or which relate to the Company's affairs, will be treated by the Company as work- related and are subject to ongoing and regular interception, recording and monitoring without further notice. The Employee should not regard any such communications as private. To avoid any difficulties about the personal or private character of the messages/documents, the Employee should delete such personal messages after reading them, or save them in a folder named “Private” or “Personal” that he should create. Any messages/documents not correctly identified as personal or private or not saved in the Employee’s “Private” or “Personal” folder will be presumed professional and therefore may be accessed by the Company. In any event, the Company shall be entitled to monitor: • The number of messages sent or received by the employee; • The origin and recipient of messages; • The web sites viewed; • The amount of time spent on these activities. The Company may restrict access to web sites that are inappropriate for the workplace. By transmitting, undertaking or receiving communication using Company property or on Company premises, the Employee consents to the above terms. Clause 14. Termination with Notice Subject to Clause 15 below, either party may terminate the employment by giving the other party notice in writing in the amount specified in the Employee Data Sheet. The Company may pay you in lieu for some or all of this notice period. During any period of notice, the Employee may be required by the Company, in its absolute discretion, not to attend at his place of work at any time and not to perform any duties for the Company or to perform only such duties, specific projects or tasks as are assigned to him expressly by the Company, for such period and at such place or places (including, without limitation, his home) as the Company deems necessary, provided that the Employee will be entitled to receive full pay during such period. During any such .14 8 of 10 pages

Australia period, the Employee will remain employed by the Company and subject to all of his express and implied duties towards the Company. In particular, the Employee agrees that he may not carry out work of any kind for a third party. In the event payments or other benefits to be provided to the Employee on termination under this Contract or Hanesbrands Group Policy exceed the amount which is permitted by the Corporations Act without the need to obtain shareholder approval, then the Company will, in good faith, take all reasonable steps to obtain shareholder approval for those payments and benefits to be provided to the Employee in full. If the employment is terminated for any reason: (a) the Employee must return all property, including intellectual property, confidential information and trade secrets, belonging to the Company on termination, including all written or machine readable material, software, documents, computers, credit cards, keys and vehicles if owned or leased by the Company; (b) the Employee must not take, delete, alter, record, copy, summarise or disclose to any third party any confidential information, trade secrets or intellectual property belonging to the Company, in any form; and (c) if required by the Company, the Employee must provide confirmation in writing that he has returned all confidential information, intellectual property and trade secrets belonging to the Company and any copies thereof, and has not retained any copies thereof or distributed any such originals or copies to any third party. Clause 15. Summary Termination If the Employee: o commits any material breach of this Contract; o is guilty of any serious misconduct or willful neglect or any act of dishonesty in the discharge of his duties hereunder; o becomes bankrupt or make any arrangement or composition with his/her creditors; or o is convicted of any criminal offence other than an offence which in the Company’s reasonable opinion does not affect his/her position or cast doubt upon his/her future ability or fitness to perform his/her duties hereunder; or o any other reason that would justify summary dismissal at common law, the Company will be entitled to terminate the employment summarily and without notice. Clause 16. Governing Law This Contract is governed by the laws of Victoria and the parties consent to the non-exclusive jurisdiction of the Courts of Victoria. [Signature page to follow] .14 9 of 10 pages

Australia Signed for and on behalf of Pacific Brands Ltd /s/ Joia M. Johnson /s/ Donald F. Cook Signature of Director Signature of Director/Secretary Joia M. Johnson Donald F. Cook Name of Director (please print) Name of Director/Secretary (please print) Signed by David Bortolussi in the presence of: /s/ Jenny Cox /s/ David Bortolussi Signature of Witness Signature of David Bortolussi Jenny Cox Name of Witness (please print) .14 10 of 10 pages